UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 11, 2019

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited liability company interests	APO	New York Stock Exchange
6.375% Series A Preferred shares	APO.PR A	New York Stock Exchange
6.375% Series B Preferred shares	APO.PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 11, 2019, Apollo Management Holdings, L.P. (the “Issuer”), an indirect subsidiary of Apollo Global Management, LLC, issued an additional $125 million in aggregate principal amount of its 4.872% Senior Notes due 2029 (the “Additional Notes”). The Issuer previously issued $550 million aggregate principal amount of 4.872% Senior Notes due 2029 on February 7, 2019. The Additional Notes constitute a single class of securities with such previously issued notes (collectively with the Additional Notes, the “Notes”). The Additional Notes were issued pursuant to that certain indenture, dated as of May 30, 2014 (the “Base Indenture”), as supplemented by that certain seventh supplemental indenture, dated as of February 7, 2019 (the “Seventh Supplemental Indenture”) and that certain eighth supplemental indenture, dated as of June 11, 2019 (the “Eighth Supplemental Indenture” and together with the Base Indenture and the Seventh Supplemental Indenture, the “Indenture”) among the Issuer, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC, Apollo Principal Holdings XII, L.P., and AMH Holdings (Cayman), L.P. (collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Additional Notes bear interest at a rate of 4.872% per annum accruing from February 7, 2019. Interest is payable semiannually in arrears on February 15 and August 15 of each year, commencing on August 15, 2019. The Additional Notes will mature on February 15, 2029 unless earlier redeemed or repurchased. The Additional Notes are unsecured and unsubordinated obligations of the Issuer. The Additional Notes will be fully and unconditionally guaranteed (the “Guarantees”), jointly and severally, by each of the Guarantors. The Guarantees are unsecured and unsubordinated obligations of the Guarantors.

All or a portion of the Notes may be redeemed at the Issuer’s option in whole, at any time, or in part, from time to time, prior to November 15, 2028, at the make-whole redemption price set forth in the Indenture. On or after November 15, 2028, the Notes may be redeemed at the Issuer’s option, in whole, at any time, or in part, from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. If a change of control repurchase event occurs, the Notes are subject to repurchase by the Issuer at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.

The Indenture includes covenants, including limitations on the Issuer’s and the Guarantors’ ability to, subject to exceptions, incur indebtedness secured by liens on voting stock or profit participating equity interests of their respective subsidiaries or merge, consolidate or sell, transfer or lease assets. The Indenture also provides for customary events of default and further provides that the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable upon the occurrence and during the continuance of any event of default after expiration of any applicable grace period. In the case of specified events of bankruptcy, insolvency, receivership or reorganization, the principal amount of the Notes and any accrued and unpaid interest on the Notes automatically will become due and payable.

The Additional Notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.

Net proceeds from the sale of the Additional Notes will be used for general corporate purposes, including, at the Issuer’s option, to be held in a custody account managed by Bank of America, National Association Holdings, L.P. as custodian and invested in U.S. Treasury securities and money market funds (collectively, all such investments, the “Eligible Assets”). At the Issuer’s discretion, from time to time, the Issuer may (i) remove all or any portion of the Eligible Assets from the custody account or (ii) add Eligible Assets to the custody account.

The preceding is a summary of the terms of the Indenture and the Additional Notes, and is qualified in its entirety by reference to the Eighth Supplemental Indenture and the form of the Additional Notes attached hereto as Exhibits 4.1 and 4.2, respectively, each of which is incorporated herein by reference as though they were fully set forth herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Eighth Supplemental Indenture, dated as of June 11, 2019, among Apollo Management Holdings, L.P., the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 4.872% Senior Note due 2029 (included in Exhibit 4.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: June 11, 2019	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer